                                                                   Exhibit 12.1


                      Ratio of Earnings to Fixed Charges




                                    1992          1993          1994          1995          1996         Q1  96         Q1  97
                                 ---------------------------------------------------------------------------------------------
Fixed Charges:
Interest Expense including
  amortization of debt
  issuance costs                      --            --            --            --         1,432             --          1,739
Interest on Rent
  Expense (1/3 of Rent Expense)    1,087           959           997         1,050         1,427            282            456
                                 ---------------------------------------------------------------------------------------------
Total Fixed Charges                1,087           959           997         1,050         2,859            282          2,195
                                 =============================================================================================
Income before Taxes                  552         4,616         6,960        12,414        19,849          2,591          5,968
Fixed Charges                      1,087           959           997         1,050         2,859            282          2,195
                                 ---------------------------------------------------------------------------------------------
Income before Fixed Charges        1,639         5,575         7,957        13,464        22,708          2,873          8,163
                                 =============================================================================================
Ratio of Earnings to
  Fixed Charges                      1.5           5.8           8.0          12.8           7.9           10.2            3.7
